interclick Comments on Recent Litigation

NEW YORK – January 3, 2011 – interclick, inc. (NASDAQ: ICLK) commented today that a lawsuit has recently been filed alleging that interclick engaged in demographic profiling of internet users for advertising purposes, and that the alleged conduct violates laws relating to electronic privacy and computer use.  interclick continually endeavors to be sensitive to the privacy concerns of our customers and the general public, and we believe that our activities are not (and were not) in any way unlawful.

The law firm representing the plaintiff has filed a spate of such lawsuits against other companies, alleging unlawful privacy practices, including one against Google in November and another against Apple in December.  Claims similar to those against interclick have been dismissed by some Federal courts.  While there can be no assurance of the outcome of the action brought against interclick, we will vigorously defend against any claims that our activities are or were unlawful.

About interclick

interclick, inc. (NASDAQ: ICLK) is a technology company providing solutions for data-driven advertising.  Combining scalable media execution capabilities with analytical expertise, interclick delivers exceptional results for marketers.  The Company’s proprietary Open Segment Manager (OSM) platform organizes and valuates billions of data points daily to construct the most responsive digital audiences for major digital marketers.  For more information, visit http://www.interclick.com.

Company Contact	Investor Contact	Media Contact

Roger Clark, CFO	Brett Maas, Hayden IR	Siobhan Aalders, Ogilvy
(646) 395-1776	(646) 536-7331	(212) 880-5341
roger.clark@interclick.com	brett@haydenir.com	siobhan.aalders@ogilvypr.com

* * *